EXHIBIT 4.5

SIXTH SUPPLEMENTAL INDENTURE

between

GANNETT CO., INC., Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, Trustee

Dated as of June 29, 2007

SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”), dated as of June 29, 2007, between GANNETT CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, a national banking association duly organized and existing under the laws of the United States of America (“Wells Fargo”).

WITNESSETH :

WHEREAS, certain capitalized terms used in this Sixth Supplemental Indenture which are not defined herein but are defined in the Indenture (as defined below) shall have the meaning ascribed to them in the Indenture;

WHEREAS, the Issuer and Citibank, N.A. (“Citibank”) have executed and delivered heretofore an Indenture, dated as of March 1, 1983 (the “Indenture”), as amended and supplemented by a First Supplemental Indenture, dated as of November 5, 1986 (the “First Supplemental Indenture”), among the Issuer, Citibank and Sovran Bank, N.A. (now known as Bank of America, N.A.), a Second Supplemental Indenture dated as of July 1, 1995 (the “Second Supplemental Indenture”), among the Issuer, NationsBank, N.A. (now known as Bank of America, N.A.) and Crestar Bank (“Crestar”) (now known as SunTrust Bank), a Third Supplemental Indenture, dated as of March 14, 2002 (the “Third Supplemental Indenture”), between the Issuer and Wells Fargo Bank Minnesota, National Association (now known as Wells Fargo Bank, National Association), a Fourth Supplemental Indenture, dated as of June 16, 2005 (the “Fourth Supplemental Indenture”), between the Issuer and Wells Fargo Bank, National Association, and a Fifth Supplemental Indenture, dated as of May 26, 2006 (the “Fifth Supplemental Indenture”), between the Issuer and Wells Fargo Bank, National Association, pursuant to which the Issuer has issued and may issue, from time to time, one or more series of debt securities. (The term “Indenture” as used hereinafter refers to the Indenture as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture);

WHEREAS, the Issuer shall issue a new series of convertible debt securities, consisting of $1,000,000,000 aggregate principal amount of Floating Rate Convertible Senior Notes due 2037 (the “Notes”).

WHEREAS, in accordance with Section 6.14 of the Indenture, the Issuer has appointed Wells Fargo as trustee under the Indenture with respect to all such Notes issued pursuant to the Indenture;

WHEREAS, in accordance with Section 6.14 of the Indenture, Wells Fargo has accepted such appointment by the Issuer;

WHEREAS, pursuant to Section 8.4 of the Indenture, the Issuer has furnished Wells Fargo with an Opinion of Counsel and an Officers’ Certificate as conclusive evidence that this Sixth Supplemental Indenture complies with the applicable provisions of the Indenture; and

WHEREAS, all things necessary to make this Sixth Supplemental Indenture a valid agreement of the Issuer and Wells Fargo have been done;

NOW THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes as follows:

SECTION 1. CONFIRMATION OF APPOINTMENT.

(a) The Issuer hereby confirms the appointment, pursuant to Section 6.14 of the Indenture, of Wells Fargo as trustee under the Indenture with respect to the Issuer’s $1,000,000,000 aggregate principal amount of Floating Rate Convertible Senior Notes due 2037.

(b) Wells Fargo hereby confirms its acceptance, pursuant to Section 6.14 of the Indenture, as trustee under the Indenture with respect to the Issuer’s $1,000,000,000 aggregate principal amount of Floating Rate Convertible Senior Notes due 2037.

SECTION 2. CONFIRMATION OF RIGHTS, POWERS, TRUSTS AND DUTIES.

The Issuer and Wells Fargo hereby confirm that:

(a) The rights, powers, trusts and duties of Wells Fargo Bank, National Association (successor to Wells Fargo Bank Minnesota, National Association), as Trustee, with respect to the Issuer’s $500,000,000 aggregate principal amount of 6.375% Notes due April 1, 2012 shall continue to be vested in Wells Fargo.

(b) The rights, powers, trusts and duties of Wells Fargo, as Trustee, with respect to the Issuer’s $500,000,000 aggregate principal amount of 4.125% Notes due June 15, 2008 shall continue to be vested in Wells Fargo.

(c) The rights, powers, trusts and duties of Wells Fargo, as Trustee, with respect to each of the Issuer’s $750,000,000 aggregate principal amount of Floating Rate Notes due 2009 and $500,000,000 aggregate principal amount of 5.75% Notes due 2011 shall continue to be vested in Wells Fargo.

(d) Wells Fargo is vested with all the rights, powers, trusts and duties of a Trustee under the Indenture with respect to the Issuer’s $1,000,000,000 aggregate principal amount of Notes.

SECTION 3. DEFINITIONS

Solely with respect to the Notes, Section 1.1 of the Indenture is hereby amended as follows:

(a)	The definition of “Business Day” is amended to read as follows:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close, provided such day is also a London Banking Day.

(b)	Clause (b) of the definition of “Outstanding” is amended to read as follows:

“Securities, or portions thereof, for whose payment or redemption of which monies in the necessary amount shall have been deposited with the Trustee or with any paying agent (other than the Issuer) or shall have been set aside, segregated and held in trust by the Issuer for the Holders of such Securities, provided that, if such Securities, or portions thereof, are to be redeemed prior to the maturity thereof, notice of such redemption shall have been given as herein provided, or provision satisfactory to the Trustee shall have been made for giving such notice; provided, however, that if a Security is converted in accordance with Article Fourteen, then from and after the Conversion Date, such Security shall cease to be outstanding and interest shall cease to accrue and the rights of the Holders therein shall terminate (other than the right to receive payment upon conversion in accordance with Section 14.14); and”

(c)	The following definitions are hereby added and inserted into the proper location:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.”

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interests therein, or involving a Security in definitive form, the rules and procedures of the depositary for such Global Security or such Security in definitive form, as the case may be, in each case to the extent applicable to such transaction as in effect from time to time.”

“Capital Stock” for any corporation, limited liability company or partnership means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.”

“Change in Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Issuer’s properties and assets, to any Person or group of related Persons (other than one of the Issuer’s Subsidiaries), as defined in Section 13(d) of the Exchange Act (a “Group”); (ii) the approval by the holders of Common Stock of a complete liquidation or dissolution of the Issuer, whether or not otherwise in compliance with the provisions of this Indenture; (iii) any Person or Group, other than the Issuer or any of its Subsidiaries or any employee benefit plan of the Issuer or any of its Subsidiaries, becoming the beneficial owner, directly or indirectly, of shares of the Issuer’s voting stock representing more than 50% of the combined voting power represented by the Issuer’s issued and outstanding Voting Shares; or (iv) the first day on which a majority of the members of the Board of Directors are not Continuing Directors.”

“Common Stock” means shares of the Issuer’s Common Stock, $1.00 par value per share, as they exist on the date of the Sixth Supplemental Indenture or any other shares of Capital Stock of the Issuer into which such Common Stock shall be reclassified, exchanged, converted or changed, including, subject to Section 14.1(c) and Section 14.11(a), in the event of a merger, consolidation or other similar transaction involving the Issuer that is otherwise permitted hereunder in which the Issuer is not the surviving Person.”

“Common Stock Price” on any date means the closing sale price per share, or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices on such date for the Common Stock as reported in composite transactions on The New York Stock Exchange or the principal U.S. securities exchange on which the Common Stock is traded. If the Common Stock is not so traded, the Common Stock Price will be the average of the mid-point of the last bid and asked prices for the Common Stock (or the Public Acquirer Common Stock, as the case may be) on the relevant date quoted by each of at least three nationally recognized independent investment banking firms selected by the Issuer for this purpose.”

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (a) was a member of such Board of Directors as of the date of the Sixth Supplemental Indenture or (b) was nominated for election or appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, appointment or election, either by specific vote or other action of the Board of Directors or approval of the proxy statement issued by the Issuer in which such member is named as nominee for director.”

“Conversion Rate” means 10.8530 shares of Common Stock per $1,000 principal amount of Securities as of the date of the Sixth Supplemental Indenture, subject to the adjustments provided for in Article Fourteen.

“Current Market Price” of the Common Stock on any day means the average of the Common Stock Prices per share of the Common Stock for each of the ten consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation, subject to adjustment by the Board of Directors if another transaction requiring an adjustment to the Conversion Rate pursuant to this Indenture occurs during such ten Trading Day period.”

“Daily Conversion Value” means, for each of the ten consecutive Trading Days during the Observation Period, one-tenth of the product of (i) the Conversion Rate on such Trading Day and (ii) the Common Stock Price of the Common Stock (or

the value of the consideration into which one share of Common Stock has been exchanged in connection with certain corporate transactions contemplated by this Indenture) on such Trading Day.”

“Daily Settlement Amount” for each of the ten Trading Days during the Observation Period consists of: (i) an amount in cash equal to the lesser of $100 and the Daily Conversion Value relating to such Trading Day; and (ii) to the extent such Daily Conversion Value exceeds $100, a number of shares of Common Stock (the “Net Shares”), subject to the Issuer’s right to pay cash in lieu of all or a portion of such Net Shares, as described in Section 14.14, equal to (A) the difference between such Daily Conversion Value and $100, divided by (B) the Common Stock Price of the Common Stock for such Trading Day.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.”

“Ex-Dividend Date” means the first date upon which a sale of the Common Stock, in the regular way on the relevant exchange or in the relevant market for the Common Stock does not automatically transfer the right to receive the relevant dividend or distribution from the seller of the Common Stock to its buyer.”

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.”

“Floating Rate Convertible Senior Notes” means the Issuer’s Floating Rate Convertible Senior Notes due 2037.

“Global Security” means one or more global securities registered in the name of the depositary (which initially shall be The Depository Trust Company) or its nominee.

“London Banking Day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London, England.”

“Net Shares” shall have the meaning set forth in the definition of “Daily Settlement Amount.”

“Observation Period” with respect to any Security means the ten consecutive Trading Day period beginning on and including the second Trading Day after delivery of the Conversion Notice to the Conversion Agent pursuant to Section 14.2(a) or the delivery of the appropriate instructions to the Conversion Agent pursuant to the Applicable Procedures as referred to in clause (v) of said Section 14.2(a); provided that, in connection with any Conversion Notice (or appropriate instructions) received after the date of issuance of a notice of redemption of the Securities pursuant to Section 12.2, the Observation Period means the ten consecutive Trading Days beginning on and including the 13th scheduled Trading Day prior to but not including the applicable redemption date.”

“Public Acquirer Change in Control” means any transaction described in clause (iii) of the definition of Change in Control where the acquirer, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate ordinary voting power of all shares of such acquirer’s Capital Stock that are entitled to vote generally in the election of directors, but in each case other than the Issuer, has a class of common stock traded on a U.S. national securities exchange or which will be so traded when issued or exchanged in connection with such Change in Control. Such acquirer’s or other entity’s class of common stock traded on a U.S. national securities exchange or which will be so traded when issued or exchanged in connection with such Change in Control is herein referred to as “Public Acquirer Common Stock.”

“Public Acquirer Common Stock” shall have the meaning set forth in the definition of “Public Acquirer Change in Control.”

“Record Date” means the July 1, October 1, January 1 and April 1, whether or not a Business Day, immediately preceding the related interest payment date.”

“Sixth Supplemental Indenture” means the Sixth Supplemental Indenture dated as of June 29, 2007 between the Issuer and Wells Fargo Bank, National Association, as Trustee.

“Subsidiary” means, with respect to any Person, any other Person at least a majority of the Voting Shares of which at the time are owned directly or indirectly by such first Person or by one or more of such first Person’s other Subsidiaries or by such first Person and one or more of such first Person’s other Subsidiaries.”

“Trading Day” means any regular or abbreviated trading day of The New York Stock Exchange.”

“Voting Shares” means Capital Stock, or other ownership interests, of any class or classes having voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, trustees, or equivalents thereof, of a Person (irrespective of whether at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the failure to pay a dividend or other amount or by reason of the occurrence of any other contingency).”

SECTION 4. AMOUNT UNLIMITED

(a) Solely with respect to the Notes, Section 2.3 of the Indenture is hereby amended by adding the following as a new second sentence at the end of the first paragraph thereof:

“All Securities of any one series need not be issued at the same time, and, unless otherwise provided, a series may be reopened, without the consent of the Holders, for issuance of additional Securities of such series.”

(b) Solely with respect to the Notes, Section 2.7 of the Indenture is hereby amended by adding the following as a new second sentence at the end of the first paragraph thereof:

“The Trustee shall determine 1-month LIBOR (as such term is defined in the Floating Rate Convertible Senior Notes) on each LIBOR Determination Date (as such term is defined in the Floating Rate Convertible Senior Notes).”

SECTION 5. COVENANTS OF THE ISSUER

Solely with respect to the Notes, Section 3.5, Section 3.6 and Section 3.7 of the Indenture are hereby deleted in their entirety.

SECTION 6. EVENTS OF DEFAULT

(a) Solely with respect to the Notes, paragraph (b) of Section 5.1 of the Indenture is hereby amended to read as follows:

“default in the payment of all or any part of the principal on any of the Securities of such series as and when the same shall become due and payable either at maturity, upon acceleration, upon redemption, or otherwise, including the failure to make cash payments or, if applicable, to deliver shares of Common Stock due upon conversion or make a payment to repurchase Securities surrendered pursuant to Section 13.2 or 13.3, whether or not such failure shall be due to compliance with agreements with respect to other indebtedness of the Issuer or its Subsidiaries or for any other cause.”

(b) Solely with respect to the Notes, the occurrence of the phrase “60 days” in paragraph (d) of Section 5.1 of the Indenture is hereby deleted and replaced with the phrase “90 days”.

(c) Solely with respect to the Notes, paragraph (g) of Section 5.1 of the Indenture is hereby deleted and replaced with the following provision:

“failure to provide the Trustee a Change in Control Repurchase Notice upon the occurrence of a Change in Control on a timely basis.”

(d) Solely with respect to the Notes, the following paragraph shall be inserted after the first paragraph immediately following paragraph (g) of Section 5.1 of the Indenture:

“Notwithstanding anything to the contrary in this Indenture, the sole remedy for an Event of Default relating to the failure to comply with Section 4.3 of this Indenture or the failure to comply with Section 314(a)(1) of the Trust Indenture Act of 1939, if applicable, will for the first 270 days after the occurrence of such an Event of Default consist exclusively of the right to receive additional interest (“Additional Interest”) on the Securities at an annual rate of 0.25% of the principal amount of the Outstanding Securities. This Additional Interest shall be payable in the same manner and on the same dates as regular interest payable on the Securities. The Additional Interest shall accrue on all Outstanding Securities from and including the date on which an Event of Default relating to a failure to comply with Section 4.3 of this Indenture or the failure to comply with Section 314(a)(1) of the Trust Indenture Act of 1939, if applicable, first occurs to but not including the 270th day thereafter (or such earlier date on which the Event of Default relating to a failure to comply with Section 4.3 of this Indenture or the failure to comply with Section 314(a)(1) of the Trust Indenture Act of 1939, if applicable, shall have been cured or waived). On such 270th day (or earlier, if the Event of Default relating to a failure to comply with Section 4.3 of this Indenture or the failure to comply with Section 314(a)(1) of the Trust Indenture Act of 1939, if applicable, is cured or waived prior to such 270th day), such Additional Interest shall cease to accrue and the Securities will be subject to acceleration as provided below if the Event of Default is continuing. The provisions described in this paragraph will not affect the rights of the Holders of Securities in the event of the occurrence of any other Event of Default.”

SECTION 7. AMENDMENTS

(a) Solely with respect to the Notes, clause (a) of the first paragraph of Section 8.2 of the Indenture is hereby amended to replace the phrase “or reduce the rate or extend the time of payment of interest thereon” with the phrase “or reduce the rate or extend the time of payment of interest, including Additional Interest, thereon”.

(b) Solely with respect to the Notes, the following new clause (c) is hereby added to the end of the first paragraph of Section 8.2 of the Indenture:

“or (c) modify the provisions of this Indenture relating to the Issuer’s obligation to repurchase Securities (i) upon the occurrence of a Change in Control, or (ii) on a Repurchase Date.”

SECTION 8. CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Solely with respect to the Notes, Section 9.1 of the Indenture is hereby amended to read as follows:

“The Issuer shall not consolidate with or merge into any other Person or convey or transfer substantially all of its properties and assets, to any Person, unless (i) the Person formed by such consolidation or into which the Issuer is merged or the Person which acquires by conveyance or transfer the properties and assets of the Issuer substantially as an entirety shall be a Person organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and interest on all the Securities and the performance of every covenant of this Indenture on the part of the Issuer to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the

Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.”

SECTION 9. ADDRESS OF THE ISSUER

Solely with respect to the Notes, the first sentence of Section 11.4 of the Indenture is hereby amended to read as follows:

“Any notice or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders of Securities to or on the Issuer may be given or served by being deposited postage prepaid, first class mail (except as otherwise specifically provided herein) addressed (until another address is filed by the Issuer with the Trustee) to Gannett Co., Inc. at 7950 Jones Branch Drive, McLean, VA 22107, Attention: Chief Financial Officer.”

SECTION 10. REPURCHASE OF SECURITIES

(a) Solely with respect to the Notes, the following paragraph is added as new Section 13.1 under new Article Thirteen of the Indenture entitled “REPURCHASES”:

“Repurchase at the Option of the Holder on Specified Dates. (a) At the option of the Holder, the Issuer shall repurchase on July 15, 2008, 2009, 2012, 2017, 2022, 2027 and 2032 (each, a “Repurchase Date”) all or a portion of the Securities held by such Holder at a price in cash (the “Repurchase Price”) equal to 100% of the principal amount of Securities to be repurchased, plus accrued and unpaid interest, up to and including the calendar day immediately preceding the date on which payment of the Repurchase Price is made; provided that the Issuer shall pay the portion of such interest payable with respect to the interest period ending on the Repurchase Date to the Holder of record on the Record Date corresponding to such Repurchase Date, and the Issuer shall pay to the Holder submitting the Security for repurchase a price in cash equal to 100% of the principal amount of the Securities to be repurchased.

(b) In connection with any repurchase of Securities pursuant to this Section 13.1, the Issuer shall give written notice of the Repurchase Date to the Holders of the Securities (the “Issuer Repurchase Notice”). The Issuer Repurchase Notice shall be sent to the Trustee and to each Holder (and each beneficial owner if required by applicable law) not less than 30 days prior to each Repurchase Date. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Security for repurchase pursuant to this Section 13.1 shall be determined by the Issuer, whose determination shall be final and binding. Each Issuer

Repurchase Notice shall include a form of Repurchase Notice to be completed by a Holder and shall state:

(i) the Repurchase Date, the Repurchase Price and the Conversion Rate;

(ii) the name and address of the Trustee or the paying agent and the Conversion Agent;

(iii) that Securities as to which a Repurchase Notice has been given may be converted only if the applicable Repurchase Notice has been withdrawn in accordance with the terms of this Indenture;

(iv) that Securities must be surrendered to the Trustee or the paying agent (by effecting book entry transfer of the Securities or delivering definitive Securities, together with necessary endorsements, as the case may be) to collect payment of the Repurchase Price;

(v) that the Repurchase Price for any Securities as to which a Repurchase Notice has been given and not withdrawn shall be paid promptly following the later of the Repurchase Date and the time of surrender of such Securities as described in clause (iv);

(vi) the procedures the Holder must follow under this Section 13.1;

(vii) that, unless the Issuer defaults in making payment of such Repurchase Price, interest on Securities covered by any Repurchase Notice will cease to accrue on and after the date so specified in Section 13.1(a) as the date after which interest ceases to accrue;

(viii) the CUSIP number of the Securities; and

(ix) the procedures for withdrawing a Repurchase Notice (as specified in Section 13.3).

(c) At the Issuer’s request, which shall be made at least five Business Days (unless a shorter period shall be satisfactory to the Trustee) prior to the date by which the Issuer Repurchase Notice is to be given to the Holders in accordance with this Section 13.1, and at the Issuer’s expense, the Trustee shall give the Issuer Repurchase Notice in the Issuer’s name; provided that, in all cases, the text of the Issuer Repurchase Notice shall be prepared by the Issuer.

(d) If any of the Securities is in the form of a Global Security, then the Issuer shall modify such notice to the extent necessary to accord with the Applicable Procedures that apply to the repurchase of Global Securities.

(e) Securities shall be repurchased pursuant to this Section 13.1 at the option of the Holder thereof upon:

(i) delivery to the Issuer and the Trustee by the Holder of a written notice substantially in the form attached to the Security (a “Repurchase Notice”) at any time prior to the close of business on the Repurchase Date stating:

(A) if the Security which the Holder will deliver to be repurchased is a Security in definitive form, the certificate number of such Security, or if such Security is a Global Security, information in accordance with the Applicable Procedures;

(B) the portion of the principal amount of the Security which the Holder will deliver to be repurchased, which portion must be in a principal amount of $1,000 or any integral multiple thereof; and

(C) that such Security shall be repurchased as of the Repurchase Date pursuant to the terms and conditions specified in this Indenture; and

(ii) delivery or book-entry transfer of such Security to the Trustee or paying agent prior to, on or after the Repurchase Date (together with all necessary endorsements) at the offices of the Trustee or the paying agent, such delivery being a condition to receipt by the Holder of the Repurchase Price therefor; provided that the Repurchase Price shall be so paid pursuant to this Section 13.1 only if the Security so delivered to the Trustee or the paying agent shall conform in all material respects to the description thereof in the related Repurchase Notice.

(f) The Issuer shall repurchase from the Holder thereof, pursuant to this Section 13.1, a portion of a Security if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to the repurchase of all of a Security also apply to the repurchase of a portion of a Security.

(g) Any repurchase by the Issuer contemplated pursuant to the provisions of this Section 13.1 shall be consummated by the delivery to the Trustee or the paying agent of the Repurchase Price to be received by the Holder promptly following the later of the Repurchase Date and the time of delivery or book-entry transfer of the Security (together with all necessary endorsements, if any) to the Trustee or the paying agent in accordance with this Section 13.1.

(h) Notwithstanding anything herein to the contrary, any Holder delivering to the Trustee or the paying agent the Repurchase Notice contemplated by this Section 13.1 shall have the right to withdraw such Repurchase Notice at any time prior to the close of business on the Repurchase Date by delivery of a written notice of withdrawal to the Trustee or the paying agent, as applicable, at the principal office of the Trustee or the paying agent, as applicable, in accordance with Section 13.3. If the Trustee or the paying agent holds money sufficient to pay the Repurchase Price of a Security on the Repurchase Date in accordance with the terms of this Indenture, then, immediately after the Repurchase Date, the Security will cease to be Outstanding, whether or not the Security is delivered to the Trustee or the paying agent. Thereafter, all other rights of the Holder of a Security shall terminate, other than the right to receive the Repurchase Price upon delivery of the Security.

(i) The Trustee or the paying agent shall promptly notify the Issuer of the receipt by it of any Repurchase Notice or written notice of withdrawal thereof.

(j) No Securities may be repurchased by the Issuer on a Repurchase Date pursuant to this Section 13.1 if the principal amount of the Securities has been accelerated, and such acceleration has not been rescinded, on or prior to the Repurchase Date. The Trustee or the paying agent shall promptly return to the respective Holders thereof any Securities (x) with respect to which a Repurchase Notice has been withdrawn in compliance with this Indenture, or (y) held by it during the continuance of an acceleration of the principal amount of the Securities (other than an acceleration resulting from a default in the payment of the Repurchase Price) in which case, upon such return, the Repurchase Notice with respect thereto shall be deemed to have been withdrawn.”

(b) Solely with respect to the Notes, the following paragraph is added as new Section 13.2 under new Article 13 of the Indenture:

“Repurchase at Option of the Holder Upon a Change in Control. (a) If at any time that Securities remain Outstanding there shall have occurred a Change in Control, Securities shall be repurchased by the Issuer, at the option of the Holder thereof, at a price in cash (the “Change in Control Repurchase Price”) equal to 100% of the principal amount of Securities to be repurchased plus accrued but unpaid interest thereon, up to but not including the date (the “Change in Control Repurchase Date”) fixed by the Issuer that is not less than 30 days nor more than 60 days after the date the Change in Control Repurchase Notice (as defined below) is given and on which the Securities are to be repurchased pursuant to this Section 13.2, subject to satisfaction by or on behalf of the Holder of the requirements set forth in Section 13.2(e); provided that if the relevant Change in Control Repurchase Date is after the close of business on a Record Date and on or prior to the interest payment date for such series to which that Record Date relates, the full amount of accrued and unpaid interest shall be paid to the Holder of record on the relevant Record Date, and the “Change in Control Repurchase Price” shall be equal to 100% of the principal amount of Securities to be repurchased.

(b) In connection with any repurchase of Securities pursuant to this Section 13.2 the Issuer shall give written notice of the occurrence of a Change in Control, the repurchase right arising as a result thereof and the Change in Control Repurchase Date to the Holders and the Trustee (the “Change in Control Repurchase Notice”). The Change in Control Repurchase Notice shall be sent to the Trustee and to each Holder not more than 20 Business Days after the occurrence of a Change in Control (or, in the case of a Change in Control described in clause (iii) of the definition thereof, if later, the date that the Issuer has notice of such Change in Control). Each Change in Control Repurchase Notice shall include a form of Change in Control Election to be completed by a Holder and shall state:

(i) the Change in Control Repurchase Date;

(ii) the Change in Control Repurchase Price, the Conversion Rate, whether the Change in Control is in connection with a corporate transaction referred to in Section 14.1(b)(i) of this Indenture and the number of Additional Shares, if any, to be received pursuant to Section 14.1(b)(i) of this Indenture;

(iii) the name and address of the paying agent, if any, and the Conversion Agent;

(iv) that the Issuer must receive the Change in Control Election before the close of business on the Change in Control Repurchase Date;

(v) that the Securities must be surrendered to the paying agent to collect payment of the Change in Control Repurchase Price;

(vi) that the Change in Control Repurchase Price for any Securities as to which a Change in Control Election has been given and not withdrawn shall be paid promptly following the later of the Business Day immediately following the Change in Control Repurchase Date and the time of surrender of such Securities as described in clause (v) above;

(vii) the procedures the Holder must follow under this Section 13.1;

(viii) that Securities as to which a Change in Control Election has been given may be converted only if such Change in Control Election has been withdrawn in accordance with the terms of this Indenture;

(ix) that, unless the Issuer defaults in making payment of such Change in Control Repurchase Price, interest on Securities covered by any Change in Control Election will cease to accrue on and after the Change in Control Repurchase Date;

(x) the CUSIP number of the Securities; and

(xi) the procedures for withdrawing a Change in Control Election (as specified in Section 13.3).

(c) At the Issuer’s request, which shall be made at least five Business Days (unless a shorter period shall be satisfactory to the Trustee) prior to the date by which the Change in Control Repurchase Notice is to be given to the Holders in accordance with this Section 13.2 and at the Issuer’s expense, the Trustee shall give the Change in Control Repurchase Notice in the Issuer’s name; provided that, in all cases, the text of the Change in Control Repurchase Notice shall be prepared by the Issuer.

(d) If any of the Securities is in the form of a Global Security, then the Issuer shall modify such notice to the extent necessary to accord with the Applicable Procedures that apply to the repurchase of Global Securities.

(e) For a Security to be so repurchased at the option of the Holder upon a Change in Control, the Trustee or the paying agent must receive such Security with the form entitled “Option to Elect Repurchase Upon a Change in Control” (a “Change in Control Election”) on the reverse thereof duly completed, together with such Security duly endorsed for transfer, before the close of business on the Change in Control Repurchase Date stating:

(A) if the Security which the Holder will deliver to be repurchased is a Security in definitive form, the certificate number of such Security, or if such Security is a Global Security, information in accordance with the Applicable Procedures;

(B) the portion of the principal amount of the Security which the Holder will deliver to be repurchased, which portion must be in a principal amount of $1,000 or any integral multiple thereof; and

(C) that such Security shall be repurchased as of the Repurchase Date pursuant to the terms and conditions specified in this Indenture.

All questions as to the validity, eligibility (including time of receipt) and acceptance of any Security for repurchase pursuant to this Section 13.2 shall be determined by the Issuer, whose determination shall be final and binding.

(f) The Issuer shall repurchase from the Holder thereof, pursuant to this Section 13.2, a portion of a Security if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to the repurchase of all of a Security also apply to the repurchase of a portion of a Security.

(g) Any repurchase by the Issuer contemplated pursuant to the provisions of this Section 13.2 shall be consummated by the delivery to the Trustee or the paying agent of the Change in Control Repurchase Price to be received by the Holder promptly following the later of the Business Day immediately following the Change in Control Repurchase Date and the time of the delivery or book-entry transfer of the Security (together with all necessary endorsements) to the Trustee or the paying agent in accordance with this Section 13.2.

(h) Notwithstanding anything herein to the contrary, any Holder delivering to the Trustee or the paying agent the Change in Control Election contemplated by this Section 13.2 shall have the right to withdraw such Change in Control Election at any time prior to the close of business on the Change in Control Repurchase Date by delivery of a written notice of withdrawal to the Trustee or the paying agent, as applicable, at the principal office of the Trustee or the paying agent, as applicable, in accordance with Section 13.3. If the Trustee or the paying agent holds money sufficient to pay the Change in Control Repurchase Price of a Security on the Change in Control Repurchase Date in accordance with the terms of this Indenture, then, on the Change in Control Repurchase Date, the Security will cease to be Outstanding, whether or not the Security is delivered to the Trustee or the paying agent. Thereafter, all other rights of the Holder of a Security shall terminate, other than the right to receive the Change in Control Repurchase Price upon delivery of the Securities.

(i) The Trustee or the paying agent shall promptly notify the Issuer of the receipt by it of any Change in Control Election or written withdrawal thereof.

(j) Notwithstanding anything herein to the contrary, the Issuer’s obligations pursuant to this Section 13.2 shall be satisfied if a third party makes an offer to repurchase Outstanding Securities after a Change in Control in the manner and at the times and otherwise in compliance in all material respects with the requirements of this Section 13.2, and such third party purchases all Securities properly tendered and not withdrawn pursuant to the requirements of this Section 13.2.

(k) No Securities may be repurchased by the Issuer on a Change in Control Repurchase Date pursuant to this Section 13.2 if the principal amount of the Securities has been accelerated, and such acceleration has not been rescinded, on or prior to the Change in Control Repurchase Date. The Trustee or the paying agent shall promptly return to the respective Holders thereof any Securities (x) with respect to which a Change in Control Election has been withdrawn in compliance with this Indenture, or (y) held by it during the continuance of an acceleration of the principal amount of the Securities (other than an acceleration resulting from a default in the payment of the Change in Control Repurchase Price) in which case, upon such return, the Change in Control Election with respect thereto shall be deemed to have been withdrawn.”

(c) Solely with respect to the Notes, the following paragraph is added as new Section 13.3 under new Article 13 of the Indenture:

“Effect of Repurchase Notice or Change in Control Election. (a) Upon receipt by the Trustee or the paying agent of a Repurchase Notice or Change in Control Election, the Holder of the Security in respect of which such Repurchase Notice or Change in Control Election, as the case may be, was given shall (unless such Repurchase Notice or Change in Control Election is withdrawn as specified in the following paragraph) thereafter be entitled to receive solely the Repurchase Price or Change in Control Repurchase Price, as the case may be, with respect to such Security. Such Repurchase Price or Change in Control Repurchase Price, as the case may be, shall be paid to such Holder, subject to receipt of funds by the Trustee or the paying agent, promptly following the later of (x) the Business Day immediately following the Repurchase Date or the Change in Control Repurchase Date, as the case may be, with respect to such Security (provided that the conditions in Section 13.1 or Section 13.2, as applicable, have been satisfied) and (y) the time of delivery or book-entry transfer of such Security to the Trustee or the paying agent by the Holder thereof in the manner required by Section 13.1 or Section 13.2, as applicable. Securities in respect of which a Repurchase Notice or Change in Control Election, as the case may be, has been given by the Holder thereof may not be converted pursuant to Article 14 of this Indenture on or after the date of the delivery of such Repurchase Notice or Change in Control Election, as the case may be, unless such Repurchase Notice or Change in Control Election, as the case may be, has first been validly withdrawn as specified in the following paragraph.

(b) A Repurchase Notice or Change in Control Election, as the case may be, may be withdrawn by means of a written notice of withdrawal delivered to the office of the Trustee or the paying agent, as applicable, in accordance with the Repurchase Notice or Change in Control Election, as the case may be, at any time prior to the close of business on the Repurchase Date or the Change in Control Repurchase Date, as the case may be, specifying:

(i) if the Security with respect to which such notice of withdrawal is being submitted is a Security in definitive form, the certificate number of such Security, or if such Security is a Global Security, information in accordance with the Applicable Procedures;

(ii) the principal amount of the Security with respect to which such notice of withdrawal is being submitted; and

(iii) the principal amount, if any, of such Security which remains subject to the original Repurchase Notice or Change in Control Election, as the case may be, and that has been or will be delivered for repurchase by the Issuer.”

(d) Solely with respect to the Notes, the following paragraph is added as new Section 13.4 under new Article 13 of the Indenture:

“Deposit of Repurchase Price or Change in Control Repurchase Price. Prior to 10:00 a.m. (New York City time) on or prior to (x) the Business Day immediately following the Repurchase Date or (y) the Change in Control Repurchase Date, as the case may be, the Issuer shall deposit with the Trustee or the paying agent an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate Repurchase Price or Change in Control Repurchase Price, as the case may be, of all the Securities or portions thereof which are to be repurchased pursuant to Section 13.1 or Section 13.2, as the case may be.”

(e) Solely with respect to the Notes, the following paragraph is added as new Section 13.5 under new Article 13 of the Indenture:

“Securities Repurchased in Part. Any Security that is to be repurchased only in part shall be surrendered at the office of the Trustee (with, if the Company or the Trustee so requests, due endorsement by, or a written instrument of transfer in form satisfactory to the Trustee and the Company, duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder of such Security, without service charge, one or more new Securities, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Security so surrendered which is not repurchased.”

(f) Solely with respect to the Notes, the following paragraph is added as new Section 13.6 under new Article 13 of the Indenture:

“Covenant to Comply with Securities Laws Upon Repurchase of Securities. When complying with the provisions of Section 13.1 or 13.2 of this Indenture (if and so long as such offer or repurchase constitutes an “issuer tender offer” for purposes of Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act, as amended, at the time of such offer or repurchase), the Issuer shall (i) comply in all material respects with Rule 13e-4 and Rule 14e-1 under the Exchange Act, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act and (iii) otherwise comply in all material respects with all Federal and state securities laws so as to permit the rights and obligations under Section 13.1 or 13.2 to be exercised in the time and in the manner specified in Section 13.1 or 13.2.”

(g) Solely with respect to the Notes, the following paragraph is added as new Section 13.7 under new Article 13 of the Indenture:

“Repayment to the Issuer. To the extent that the aggregate amount of cash deposited by the Issuer pursuant to Section 13.4 exceeds the aggregate Repurchase Price or Change in Control Repurchase Price, as the case may be, of the Securities or portions thereof which the Issuer is obligated to repurchase as of the Repurchase Date or Change in Control Repurchase Date, as the case may be, then, unless otherwise agreed in writing with the Issuer, promptly after the Business Day following the date on which the Repurchase Price or the Change in Control Purchase Price, as the case may be, is made, the Trustee or the paying agent, as applicable, shall return any such excess to the Issuer together with interest, if any, thereon.”

SECTION 11. CONVERSION.

With respect to the Notes, the following Article is added as new Article 14 of the Indenture:

“SECTION 14.1. Conversion Privilege. (a) Prior to the close of business on the Business Day immediately preceding July 15, 2037, and subject to the provisions of this Article Fourteen, a Holder of a Security may convert such Security into cash and Common Stock, if any (subject to the Issuer’s right to elect to pay cash in lieu of any shares of Common Stock to be issued and delivered upon conversion of such Security pursuant to Section 14.14(b)), at the then-current Conversion Rate.

(b) (i) If a Change in Control (other than relating to the composition of the Board of Directors as described in clause (iv) of the definition of Change in Control in Section 1.1) occurs on or prior to July 15, 2008 and, in the case of any such Change in Control pursuant to which shares of Common Stock are exchanged for or converted into cash, securities, or other property, 10% or more of the Fair Market Value of the consideration for the Common Stock (as determined by the Board of Directors, whose determination shall be conclusive evidence of such Fair Market Value) in such Change in Control consists of (i) cash, (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, then the Conversion Rate of the Securities converted in connection with such Change in Control shall be increased by a number of additional shares of Common Stock (the “Additional Shares”) determined in the manner set forth below; provided that if the Share Price in such transaction is greater than $150.00, or less than $54.20 (such prices subject in each case to adjustment in the same manner as the Share Prices set forth in Schedule A hereto, as described in Section 14.1(b)(iii) below), the number of Additional Shares shall be zero; provided further that in no event will the Conversion Rate exceed 18.4502 shares of Common Stock per $1,000 principal amount of Securities, subject to adjustments in the same manner as the Conversion Rate as set forth in this Indenture. For the avoidance of doubt, the adjustment provided for in this Section 14.1(b) shall only be made with respect to the Securities being converted in connection with such Change in Control and shall not be effective as to any Securities not so converted (it being understood that a Holder of Securities electing to convert the Securities pursuant to this Section 14.1(b) shall provide the Conversion Agent with a notice as contemplated by Section 14.2).

(ii) The number of Additional Shares will be determined by reference to the table attached as Schedule A hereto, based on the date such Change in Control becomes effective (the “Effective Date”) and the Share Price. In the case of any Change in Control pursuant to which the Common Stock is exchanged for or converted into cash, securities, or other property, if holders of Common Stock receive only cash in the relevant Change in Control, the “Share Price” shall be the cash amount paid per share of Common Stock. Otherwise, the “Share Price” shall be the average of the Common Stock prices of the Common Stock on the five Trading Days prior to but not including the Effective Date of the relevant Change in Control. If the Share Price is between two Share Prices in the table, or the Effective Date is between two Effective Dates in the table, the Issuer shall determine the number of Additional Shares by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share

Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year.

(iii) The Share Prices set forth in the first row of the table (i.e., column headers) in Schedule A hereto will be adjusted as of any date on which the Conversion Rate of the Securities is adjusted pursuant to this Indenture. The adjusted Share Prices will equal the Share Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Share Price adjustment, and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares will be adjusted in the same manner as the Conversion Rate as set forth in this Indenture.

(iv) Conversion “in connection with a Change in Control”, for purposes of this Section 14.1, means any conversion in respect of which the Conversion Notice is delivered at any time during the period from and including the Effective Date until, and including, the close of business on the Business Day immediately preceding the Change in Control Repurchase Date corresponding to such Change in Control.

(c) Notwithstanding the foregoing, and in lieu of adjusting the Conversion Rate as set forth in Section 14.1(b), in the case of a Public Acquirer Change in Control, the Issuer may elect (with advance notice thereof to the Trustee and the Conversion Agent and each Holder of Securities, and in any event, prior to the 20th day immediately preceding the proposed Effective Date of the Public Acquirer Change in Control) that, from and after the Effective Date of such Public Acquirer Change in Control, the right to convert a Security into cash and shares of Common Stock (or the consideration into which the Common Stock has been converted into, exchanged for or constitutes solely the right to receive, as the case may be), if any (subject to the Issuer’s right to elect to pay cash in lieu of any shares of Common Stock or such consideration to be issued or delivered upon conversion of such Security pursuant to Section 14.14(b)), will be changed into a right to convert a Security solely into shares of Public Acquirer Common Stock based on the Conversion Rate as adjusted below. If the Issuer makes the election referred to in the immediately preceding sentence, the Issuer may irrevocably elect, at any time prior to the 20th day immediately preceding the proposed Effective Date of the Public Acquirer Change in Control, to adjust the terms of the Holder’s conversion privilege, such that following such adjustment, the provisions of Section 14.14 shall apply, mutatis mutandis; provided, however, that references to the “Common Stock” in Section 14.14 and in the definitions Daily Conversion Value, Daily Settlement Amount and Common Stock Price shall be deemed instead to be references to the Public Acquirer Common Stock. If the Issuer makes the election described in the first sentence or the second sentence of this Section 14.1(c), from and after the Effective Date of the relevant Public Acquirer Change in Control, the Conversion Rate in effect immediately before such Effective Date shall be adjusted by a fraction:

(i) the numerator of which will be (a) in the case of a share exchange, consolidation or merger pursuant to which the Common Stock is exchanged for cash, securities or other property, the Fair Market Value of all cash and any other consideration (as determined by the Board of Directors) paid or payable per share of Common Stock or (b) in the case of any other Public Acquirer Change in Control, the average of the Common Stock Price of the Common Stock for the five consecutive Trading Days prior to but excluding the Effective Date of such Public Acquirer Change in Control, and

(ii) the denominator of which will be the average of the Common Stock Prices of the Public Acquirer Common Stock for the five consecutive Trading Days prior to but excluding the Effective Date of such Public Acquirer Change in Control.

(d) A Holder may convert a portion of a Security equal to $1,000 or any integral multiple thereof. Provisions of this Indenture that apply to conversion of all of a Security also apply to conversion of a portion of a Security.

(e) If a Security is called for redemption pursuant to the terms of the Floating Rate Convertible Senior Notes, in order to convert such Security, the Holder must deliver the Security to the Conversion Agent (or, if the Security is held in book-entry form, complete and deliver to the depositary appropriate instructions in accordance with the Applicable Procedures) at any time prior to the close of business on the Business Day immediately prior to the applicable redemption date for such Security (unless the Issuer shall default in paying the redemption price when due, in which case the conversion right shall terminate on the date such Event of Default is cured and such Security is redeemed). A Security in respect of which a Holder has delivered a Repurchase Notice pursuant to Section 13.1 or a Change in Control Election pursuant to Section 13.2 exercising the option of such Holder to require the Issuer to repurchase such Security, may be converted only if such Repurchase Notice or Change in Control Election, as the case may be, is withdrawn by a written notice of withdrawal delivered to the Trustee or the paying agent prior to the Repurchase Date or the Change in Control Repurchase Date, as the case may be, in accordance with Section 13.1 or Section 13.2, and Section 13.3, as applicable.

(f) A Holder of Securities is not entitled to any rights of a holder of Common Stock until such Holder has converted its Securities into Common Stock as set forth in Section 14.2(b).

SECTION 14.2. Conversion Procedure. (a) To convert a Security, a Holder must (i) if the Security is in definitive form, complete and manually sign the irrevocable conversion notice on the back of the Security (a “Conversion Notice”, which term, for the avoidance of doubt, shall include the instructions referred to in clause (v) of this Section 14.2(a), if applicable) and deliver such notice to the Conversion Agent, (ii) if the Security is in definitive form, surrender the Security to the Conversion Agent, (iii) if the Security is in definitive form, furnish appropriate endorsements and transfer documents if required by the registrar or the Conversion Agent, (iv) pay any transfer or other tax, if required by Section 14.3 and (v) if the Security is held in book-entry form, complete and deliver to the depositary appropriate conversion instructions pursuant to the Applicable Procedures. The date on which the Holder satisfies all of the foregoing requirements is the “Conversion Date”. If a Holder of Securities converts such Securities, then on the third Trading Day immediately following the last day of the related Observation Period, the Issuer shall deliver to the Holder through the Conversion Agent cash and shares of Common Stock, if any, in the amounts calculated in accordance with Section 14.14.

(b) The Person in whose name the Security is registered shall be deemed, with respect to any shares of Common Stock due upon conversion of such Security in accordance with Section 14.14, to be a stockholder of record at the close of business on the last Trading Day of the Observation Period; provided that if such date is a date on which the stock transfer books of the Issuer shall be closed, the Person in whose name the certificates are to be delivered as the record holder thereof for all purposes shall be the next succeeding day on which such stock transfer books are open.

(c) No payment or adjustment will be made for accrued but unpaid interest on any converted Security or for dividends or distributions on shares of Common Stock issued upon conversion of a Security. The Issuer shall not adjust the Conversion Rate to account for the accrued but unpaid interest. Any accrued but unpaid interest on a Security shall be deemed to be paid in full upon conversion of such Security, rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, if Securities are converted after the close of business on a Record Date and prior to the open of business on the next interest payment date, Holders of such Securities at the close of business on such Record Date shall receive the accrued but unpaid interest payable on such Securities on the corresponding interest payment date notwithstanding the conversion. In such event, such Security, when surrendered for conversion, must be accompanied by delivery of a check payable to the Conversion Agent in an amount equal to the accrued but unpaid interest payable on such Interest Payment Date on the portion so converted. If such payment does not accompany such Security, the Security shall not be converted; provided that no such payment shall be required (1) if such Security has been called for redemption on a redemption date that is after a Record Date but on or prior to the corresponding Interest Payment Date, (2) if the Issuer has specified a Change in Control Repurchase Date that is after a Record Date but on or prior to the corresponding Interest Payment Date, or (3) to the extent of overdue interest (including any overdue Additional Interest), if any such overdue interest exists at the time of conversion with respect to the Securities converted. If the Issuer defaults in the payment of interest payable on the Interest Payment Date, the Conversion Agent shall promptly repay such funds to the Holder.

(d) Upon surrender of a Security that is converted in part, the Issuer shall execute, and the Trustee shall, upon receipt of a Issuer Order, authenticate and deliver to the Holder, a new Security equal in principal amount to the unconverted portion of the Security surrendered.

SECTION 14.3. Taxes on Conversion. If a Holder converts a Security, the Issuer shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon such conversion. However, the Holder shall pay any tax which is due because the Holder requests the shares to be issued in a name other than the Holder’s name. The Conversion Agent may refuse to deliver the certificates representing the Common Stock being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name.

SECTION 14.4. Issuer to Provide Stock. (a) The Issuer shall, prior to issuance of any Securities hereunder, and from time to time as may be necessary, reserve, out of its authorized but unissued Common Stock, a sufficient number of shares of Common Stock to permit the conversion of all outstanding Securities into shares of Common Stock.

(b) The Issuer covenants that all shares of Common Stock delivered upon conversion of the Securities shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free of any lien or adverse claim.

(c) The Issuer will endeavor promptly to comply with all Federal and state securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Securities, if any, and will list or cause to have quoted such shares of Common Stock on each U.S. national securities exchange or in the over-the-counter market or such other market on which the Common Stock is then listed or quoted.

SECTION 14.5. Adjustment of Conversion Rate. The Conversion Rate shall be adjusted without duplication from time to time by the Issuer as follows:

(a) If the Issuer shall pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect at the open of business on the Ex-Dividend Date for such dividend or other distribution by a fraction,

(i) the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, plus (B) the total number of shares of Common Stock constituting the dividend or distribution; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution,

such increase to become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If any dividend or distribution of the type described in this Section 14.5(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Issuer shall issue rights, warrants or options to all holders of its outstanding shares of Common Stock (other than pursuant to any dividend reinvestment plan or share repurchase plan) entitling them (for a period expiring not more than 60 days after the date of distribution for such rights, warrants or options) to subscribe for or purchase shares of Common Stock at a price per share less than the average Common Stock Price of the Common Stock for the five Trading Days ending on the earlier of the record date for such distribution and the Trading Day immediately prior to the Ex-Dividend Date for such distribution, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect at the open of business on the Ex-Dividend Date for such distribution by a fraction,

(i) the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution, plus (B) the total number of shares of Common Stock issuable pursuant to such rights, warrants or options; and

(ii) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution, plus (2)(a) the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, warrants or options, divided by (b) the Current Market Price as of the Trading Day immediately preceding the Ex-Dividend Date for the distribution of such rights, warrants or options.

Such adjustment shall be successively made whenever any such rights, warrants or options are issued, and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights, warrants or options been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if the Ex-Dividend Date for such distribution had not occurred. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than the average Common Stock Price of the Common Stock for the five Trading Days ending on the earlier of the record date for such distribution and the Trading Day immediately prior to the Ex-Dividend Date for such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Issuer for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors (whose determination shall be conclusive evidence of such value). Notwithstanding the foregoing, no adjustment to the Conversion Rate will be made pursuant to this Section 14.5(b) if Holders of the Securities are entitled to participate in the relevant distribution triggering an adjustment at the same time and otherwise on substantially the same terms as holders of the Common Stock as if such Holders of Securities had converted their Securities into solely Common Stock immediately prior to such distribution at the then-applicable Conversion Rate. In no event shall the Conversion Rate be decreased pursuant to this Section 14.5(b).

(c) If outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the open of business on the day that such subdivision becomes effective shall be proportionately increased, and conversely, if outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the open of business on the day that such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the open of business on the day that such subdivision or combination becomes effective.

(d) If the Issuer shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class of Capital Stock of the Issuer or other securities or other assets (excluding (x) any dividend or distribution described in Section 14.5(a), (y) any rights, options or warrants described in Section 14.5(b) and (z) any dividend or distribution described in Section 14.5(e)) (any of the foregoing hereinafter in this section 14.4(d) called the “Distributed Assets”), then, in each such case, subject to the immediately succeeding paragraph, the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect at the open of business on the Ex-Dividend Date for such dividend or distribution by a fraction,

(i) the numerator of which shall be the Current Market Price per share of the Common Stock on the Ex-Dividend Date for such dividend or distribution; and

(ii) the denominator of which shall be the Current Market Price per share of the Common Stock on such Ex-Dividend Date less the Fair Market Value (as determined by the Board of Directors (whose determination shall be conclusive evidence of such Fair Market Value) and described in a resolution of the Board of

Directors) on the Ex-Dividend Date for such dividend or distribution of the portion of the Distributed Assets so distributed applicable to one share of Common Stock,

such adjustment to become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution; provided, however, that if the Fair Market Value (as so determined) of the portion of the Distributed Assets so distributed applicable to one share of Common Stock is equal to or greater than such Current Market Price per share of the Common Stock, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the Distributed Assets are distributed to holders of Common Stock, for each $1,000 principal amount of Securities, the amount of Distributed Assets such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such dividend or distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 14.5(d) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Common Stock.

If any Distributed Assets requiring any adjustment pursuant to this Section 14.5(d) consist solely of the Capital Stock, or similar equity interests in, a Subsidiary or other business unit of the Issuer that are or in connection with such distribution will be listed or quoted for trading on a U.S. national or regional securities exchange, then in lieu of the adjustment provided for in the immediately preceding paragraph, the Conversion Rate in effect at the close of business on the tenth Trading Day immediately following, and including, the effective date of such distribution shall be increased by multiplying the Conversion Rate then in effect by a fraction,

(A) the numerator of which is the sum of (1) the average of the Common Stock Prices (determined, for purposes of such definition, as if the amount of Distributed Assets per share of Common Stock were a share of Common Stock) of such Distributed Assets for the 10 Trading Days commencing on, and including, the effective date of such distribution on the New York Stock Exchange or such other national or regional exchange or market on which such Distributed Assets are then listed or quoted, plus (2) the average of the Common Stock Prices of the Common Stock for the 10 Trading Days commencing on and including the effective date of such distribution on the New York Stock Exchange or such other national or regional exchange or market on which such Distributed Assets are then listed or quoted, and

(B) the denominator of which is the average of the Common Stock Prices of the Common Stock for the 10 Trading Days commencing on and including the effective date of such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the Distributed Assets are then listed or quoted,

such adjustment to become effective immediately after the close of business on the tenth Trading Day immediately following, and including, the effective date of such distribution.

Rights or warrants distributed by the Issuer to all holders of Common Stock entitling the Holders thereof to subscribe for or purchase shares of the Issuer’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 14.5(d) (and no adjustment to the Conversion Rate under this Section 14.5(d) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 14.5(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 14.5(d) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

For purposes of this Section 14.5(d), Section 14.5(a) and Section 14.5(b), any dividend or distribution to which this Section 14.5(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants (and any Conversion Rate adjustment required by this Section 14.5(d) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Rate adjustment required by Section 14.5(a) and (b) with respect to such dividend or distribution shall then be made), except (A) the Ex-Dividend Date for such dividend or distribution shall be substituted for “the Ex-Dividend Date for such dividend or distribution” within the meaning of Section 14.5(a), Section 14.5(b) and Section 14.5(d) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution” within the meaning of Section 14.5(a).

Notwithstanding the foregoing, no adjustment to the Conversion Rate will be made pursuant to this Section 14.5(d) if Holders of the Securities are entitled to participate in the relevant distribution triggering an adjustment at the same time and otherwise on substantially the same terms as holders of the Common Stock as if such Holders of Securities had converted their Securities into solely Common Stock immediately prior to such distribution at the then-applicable Conversion Rate. In no event shall the Conversion Rate be decreased pursuant to this Section 14.5(d).

(e) In case the Issuer shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (an “Extraordinary Cash Dividend”) (excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Issuer, whether voluntary or involuntary, or any regular quarterly cash dividend on the Common Stock to the extent that the aggregate amount of such cash dividend per share of Common Stock does not exceed $0.31 for any quarterly period ($0.31 being the “Quarterly Dividend Threshold Amount”)), then, in such case, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such Extraordinary Cash Dividend by a fraction,

(i) the numerator of which shall be the Current Market Price of the Common Stock on the Record Date for such Extraordinary Cash Dividend, minus the Quarterly Dividend Threshold Amount, and

(ii) the denominator of which shall be such Current Market Price of the Common Stock on such Record Date, minus the amount per share of Common Stock of the portion of such Extraordinary Cash Dividend applicable to one share of Common Stock; provided that if an adjustment is required to be made under this clause (e) as a result of an Extraordinary Cash Dividend that is not a regular quarterly cash dividend, the Quarterly Dividend Threshold Amount will be deemed to be zero, such adjustment to be effective immediately after the open of business on the Ex-Dividend Date for such Extraordinary Cash Dividend; provided that if the portion of such Extraordinary Cash Dividend applicable to one share of the Common Stock is equal to or greater than the Current Market Price of the Common Stock on the relevant Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant Extraordinary Cash Dividend is distributed to holders of Common Stock, for each $1,000 principal amount of Securities, the amount of cash such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such Extraordinary Cash Dividend. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. In no event shall the Conversion Rate be decreased pursuant to this Section 14.5(e). The Quarterly Dividend Threshold Amount is subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate; provided that no adjustment will be made to the Quarterly Dividend Threshold Amount for any adjustment made to the Conversion Rate pursuant to this Section 14.5(e).

(f) If the Issuer or one of its Subsidiaries makes a payment in respect of a tender offer or exchange offer, other than an odd-lot offer, for the Common Stock that shall require the payment to shareholders of consideration per share of Common Stock having a Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) that exceeds the Common Stock Price of the Common Stock on the Trading Day next succeeding the last time (the “Expiration Time”) at which tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended), the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the open of business on the day immediately following the Trading Day next succeeding the Expiration Time by a fraction,

(i) the numerator of which shall be the sum of (i) the Fair Market Value, as determined by the Board of Directors (determined as aforesaid), of the aggregate consideration payable for all shares of Common Stock that the Issuer or such Subsidiary purchased in such tender or exchange offer (the “Purchased Shares”) and (ii) the product of (x) the number of shares of Common Stock outstanding as of the Trading Day next succeeding the Expiration Time, less the number of Purchased Shares and (y) the Common Stock Price of the Common Stock on the Trading Day next succeeding the Expiration Time; and

(ii) the denominator of which will be the product of the (x) number of shares of Common Stock outstanding as of the Trading Day next succeeding the Expiration Time, including any Purchased Shares, and (y) the Common Stock Price of the Common Stock on the Trading Day next succeeding the Expiration Time, such adjustment to become effective immediately after the open of business on the day immediately following the Trading Day next succeeding the Expiration Time. In the event that the Issuer is obligated to purchase shares pursuant to any such tender or exchange offer, but the Issuer is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made. In no event shall the Conversion Rate be decreased pursuant to this Section 14.5(f).

(g) In case of a tender or exchange offer made by a Person other than the Issuer or any Subsidiary of the Issuer for an amount that increases the offeror’s ownership of Common Stock to more than 25% of the Common Stock outstanding and shall involve the payment by such Person of consideration per share of Common Stock having a Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive, and described in a Board Resolution) that as of the as of the last time (the “Offer Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) exceeds the Common Stock Price of the Common Stock on the Trading Day next succeeding the Offer Expiration Time, and in which, as of the Offer Expiration Time, the Board of Directors is not recommending rejection of the offer, the Conversion Rate shall be increased so that the same shall equal the price determined by multiplying the Conversion Rate in effect immediately at the close of business on the Trading Day next succeeding the Offer Expiration Time by a fraction,

(i) the numerator of which shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to holders of Common Stock based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares of Common Stock validly tendered or exchanged and not withdrawn as of the Offer Expiration Time (the shares of Common Stock deemed so accepted up to any such maximum being referred to as the “Accepted Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Accepted Purchased Shares) at the Offer Expiration Time and the Common Stock Price of the Common Stock on the Trading Day next succeeding the Offer Expiration Time, and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding (including the Accepted Purchased Shares) at the Offer Expiration Time, multiplied by the Common Stock Price of the Common Stock on the Trading Day next succeeding the Offer Expiration Time, such adjustment to become effective immediately after the close of business on the Trading Day next succeeding the Offer Expiration Time. If such Person is obligated to purchase shares pursuant to any such tender or exchange offer, but such Person is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made. Notwithstanding the foregoing, the adjustment described in this Section 14.5(g) shall not be made if, as of the Offer Expiration Time, the offering documents with respect to such offer disclose a plan or intention to cause the Issuer to engage in a consolidation, merger or sale of all or substantially all of the properties and assets of the Issuer.

(h) The Board of Directors shall make appropriate adjustments to the Conversion Rate, and the amount of cash or number of shares of Common Stock, as the case may be, due upon conversion, in its good faith judgment, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, during the period beginning on the Conversion Date and ending on close of business on the last Trading Day of the relevant Observation Period.

(i) Before taking any action which would cause an adjustment increasing the Conversion Rate so that the shares of Common Stock issuable upon conversion of the Securities would be issued for less than the par value of such Common Stock, the Issuer will take all corporate action which may be necessary in order that the Issuer may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Conversion Rate.

(j) To the extent that any rights plan or “poison pill” adopted by the Issuer is in effect upon conversion of the Securities into cash and shares of Common Stock, a converting Holder shall receive, in addition to such cash and shares of Common Stock, the rights under such rights plan or “poison pill”, only if such rights have not separated from the Common Stock at the time of conversion, and no adjustment to the Conversion Rate shall be made in connection with any distribution of rights thereunder. If, however, the rights have separated from the Common Stock, converting Holders shall not receive the rights. Rather, an adjustment to the Conversion Rate will be made in accordance with Section 14.5(d).

SECTION 14.6. No Adjustment. (a) No adjustment in the Conversion Rate shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Rate as last adjusted; provided that any adjustments which by reason of this Section 14.6 are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(b) All calculations under this Article Fourteen shall be made to the nearest cent, with one-half cent rounded up, or to the nearest ten-thousandth (0.0001) of a share, with each five hundred-thousandth (0.00005) of a share being rounded up, as the case may be.

(c) Notwithstanding the foregoing, no adjustment need be made for:

(i) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in shares of Common Stock under any plan,

(ii) the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Issuer or any of its Subsidiaries,

(iii) the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security, not described in Section 14.6(c)(ii) and outstanding as of the date of this Indenture,

(iv) a change in the par value of the Common Stock, or

(v) accrued and unpaid interest, including contingent interest, if any.

SECTION 14.7. Equivalent Adjustments. If, as a result of an adjustment made pursuant to Section 14.5 above, the Holder of any Security thereafter surrendered for conversion shall become entitled to receive any shares of Capital Stock of the Issuer other than shares of Common Stock, thereafter the Conversion Rate of such other shares so receivable upon conversion of any Securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Article Fourteen.

SECTION 14.8. Adjustment for Tax Purposes. The Issuer shall be entitled to make such increases in the Conversion Rate, in addition to those required by Section 14.5, as the Board of Directors in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or other securities, or distributions of securities convertible into or exchangeable for stock hereafter made by the Issuer to its holders of Common Stock shall not be taxable to such holders.

SECTION 14.9. Notice of Adjustment. Whenever a Change in Control (including a Public Acquirer Change in Control) occurs, or the Conversion Rate is adjusted (whether pursuant to Section 14.1(b), 14.1(c), 14.5, 14.11 or otherwise) or Holders become entitled to other securities or due bills, the Issuer shall promptly mail to Holders a notice of such occurrence or the adjustment and file with the Trustee and the Conversion Agent an Officers’ Certificate briefly stating the facts of such occurrence or the facts requiring the adjustment and the manner of computing it. In the case of an adjustment, the certificate shall be conclusive evidence of the correctness of such adjustment, absent manifest error, and the Trustee and the Conversion Agent may conclusively assume that, unless and until such certificate is received by it, no such adjustment is required.

SECTION 14.10. Notice of Certain Transactions. In case:

(a) the Issuer shall declare a dividend (or any other distribution) on the Common Stock that would require an adjustment to the Conversion Rate pursuant to Section 14.5; or

(b) the Issuer shall authorize the granting to the holders of Common Stock of rights, warrants or options to subscribe for or purchase any share of any class or any other rights, warrants or options that would require an adjustment to the Conversion Rate pursuant to Section 14.5; or

(c) of any reclassification of the Common Stock of the Issuer (other than a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation, merger, or share exchange to which the Issuer is a party and for which approval of any holders of Common Stock is required, or of the sale or transfer of all or substantially all of the properties and assets of the Issuer; or

(d) of the voluntary or involuntary dissolution, liquidation or winding-up of the Issuer;

the Issuer shall cause to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder of Securities at its address appearing in the register for the Securities, as promptly as possible but in any event at least ten days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, warrants or options, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to convert their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, share exchange, transfer, dissolution, liquidation or winding-up.

SECTION 14.11. Effect of Reclassification, Consolidation, Merger, Share Exchange or Sale on Conversion Privilege. (a) Subject to the Issuer’s rights as set forth in Section 14.1(c) with respect to a Public Acquirer Change in Control, if any of the following shall occur, namely: (i) any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); (ii) any consolidation, combination, merger or share exchange to which the Issuer is a party; (iii) any sale or conveyance of all or substantially all of the properties and assets of the Issuer, in each case pursuant to which the shares of the Common Stock are exchanged for or converted into cash, securities or other property, then the Issuer or such successor or purchasing Person, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, share exchange, sale or conveyance, execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Security then outstanding shall have the right to convert such Security into, and as of the effective time of such transaction, Holders shall have the right to convert their Securities into, cash, and (if applicable) securities, or other property, that Holders would have been entitled to receive had Holders owned a number of shares of Common Stock equal to the Conversion Rate immediately prior to the effective time of the relevant transaction, multiplied by the principal amount (expressed in thousands) of the Securities converted, and the amount and type of consideration received in settlement of any such conversion shall be determined pursuant to Section 14.14, mutatis mutandis; provided, however, that references to the “Common Stock” in Section 14.14 and in the definitions of Daily Conversion Value, Daily Settlement Amount and Common Stock Price shall be deemed instead to be references to a unit of amount and type of consideration that the holder of one share of Common Stock would have received or been entitled to receive in such transaction. Such supplemental indenture shall provide for adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in this Article Fourteen. If, in the case of any such consolidation, merger, share exchange, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of Capital Stock or other securities and property of a Person other than the successor or purchasing Person, as the case may be, in such consolidation, merger, share exchange, sale or conveyance, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Securities as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 14.11 shall similarly apply to successive consolidations, mergers, share exchanges, sales or conveyances. Notwithstanding the foregoing, a distribution by the Issuer to all or substantially all holders of Common Stock for which an adjustment to the Conversion Rate or provision for conversion of the Securities may be made pursuant to Section 14.5 shall not be deemed to be a sale or conveyance of all or substantially all of the properties and assets of the Issuer for purposes of this Section 14.11.

(b) In the event the Issuer or any other Person shall execute a supplemental indenture pursuant to this Section 14.11, the Issuer shall promptly file with the Trustee an Opinion of Counsel stating that such supplemental indenture is authorized or permitted by this Indenture, and an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of cash, securities and/or other property receivable by Holders of the Securities upon the conversion of their Securities after any such reclassification, change, consolidation, merger, share exchange, sale or conveyance, any adjustment to be made with respect thereto and that all conditions precedent have been complied with.

(c) For purposes of this Section 14.11, the type and amount of consideration that a Holder of Securities would have been entitled to receive as a holder of the Common Stock in the case of a transaction described in Article Fourteen that causes the Common Stock to be exchanged into the right to receive more than a single type of consideration, determined based in part upon any form of stockholder election, will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election.

SECTION 14.12. Trustee’s and Agent’s Disclaimer. (a) The Issuer shall make all calculations and determinations under this Article Fourteen. The Trustee has no duty to determine when an adjustment to the Conversion Rate under this Article Fourteen (whether pursuant to Section 14.1(b), 14.1(c), 14.5, 14.11 or otherwise) should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of the correctness of any such adjustment, and shall be fully protected in relying upon, the Officers’ Certificate with respect thereto which the Issuer is obligated to file with the Trustee pursuant to Section 14.9. The Trustee shall have no duty to confirm, review or verify, any calculations or determinations made under this Article Fourteen. The Trustee shall not be accountable for, and makes no representation as to the validity or value of any securities or assets issued upon conversion of Securities, and the Trustee shall not be responsible for the Issuer’s failure to comply with any provisions of this Article Fourteen. Each Conversion Agent (other than the Issuer or an Affiliate of the Issuer) shall have the same protection under this Section 14.12 as the Trustee.

(b) The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 14.11, but may accept as conclusive evidence of the correctness thereof, and shall be protected in relying upon, the Officers’ Certificate with respect thereto which the Issuer is obligated to file with the Trustee pursuant to Section 14.11.

SECTION 14.13. Voluntary Increase. The Issuer from time to time may increase the Conversion Rate by any amount for any period of time if such period is at least 20 Trading Days or such longer period as may be required by law and if the increase is irrevocable during such period, if the Board of Directors determines, in good faith, that such increase would be in the best interests of the Issuer or if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or stock or rights distribution on the Issuer’s Common Stock or from any event treated as such for income tax purposes; provided that in no event may the resulting price per share of Common Stock equal to $1,000 divided by the applicable Conversion Rate be less than the par value of a share of Common Stock. Any such determination by the Board of Directors shall be conclusive.

SECTION 14.14. Payment Upon Conversion; Daily Conversion Value of Securities Surrendered. (a) Holders tendering the Securities for conversion shall be entitled to receive upon conversion of each $1,000 principal amount of Securities, on the third Trading Day immediately following the last day of the related Observation Period, cash and shares of Common Stock, if any, subject to clause (b) below with respect to all or any portion of Common Stock which the Issuer elects to settle in cash, equal to the sum of the Daily Settlement Amounts for each of the 10 Trading Days during the related Observation Period. Cash will be delivered in lieu of fractional shares of Common Stock issuable in connection with payment of the foregoing amounts (based on the Common Stock Price of the Common Stock on the last Trading Day of the related Observation Period).

(b) By the close of business on the Business Day prior to the first scheduled Trading Day of the Observation Period, the Issuer may specify a percentage of the Net Shares that will be settled in cash (the “Cash Percentage”) and will notify the Holder of such Cash Percentage through written notice to the Trustee (the “Cash Percentage Notice”). If the Issuer elects to specify a Cash Percentage, (x) the amount of cash that the Issuer will deliver in lieu of all or an applicable portion of the Net Shares in respect of each Trading Day in the Observation Period will equal the product of: (i) the Cash Percentage, (ii) the number of Net Shares for such Trading Day (assuming for this purpose that the Issuer had not specified a Cash Percentage) and (iii) the Common Stock Price of the Common Stock on such Trading Day, and (y) the number of shares of Common Stock deliverable in respect of each Trading Day in the Observation Period (in lieu of the full number of Net Shares for such Trading Day) will be a percentage of the number of Net Shares (assuming that the Issuer has not specified a Cash Percentage) equal to 100% minus the Cash Percentage.

(c) If the Issuer does not specify a Cash Percentage by the close of business on the Business Day prior to the first scheduled Trading Day of the Observation Period, the Issuer shall settle 100% of the Net Shares for each Trading Day in the Observation Period with shares of Common Stock; provided, however, that the Issuer shall pay cash in lieu of fractional shares otherwise issuable upon conversion of such Security based on the Common Stock Price of the Common Stock on the last Trading Day of the related Observation Period. The Issuer may, at its option, revoke any Cash Percentage Notice through written notice to the Trustee, which must be given by the close of business on the Business Day prior to the first Scheduled Trading Day of the Observation Period.

(d) Neither the Trustee nor the Conversion Agent has any duty to determine or calculate the Conversion Rate, the Daily Conversion Value, the Daily Settlement Amounts, the cash amounts payable upon conversion or the number of shares, if any, of Common Stock issuable upon conversion, or any other computation required under this Article Fourteen, all of which shall be determined by the Issuer in accordance with the provisions of this Indenture, and the Trustee and the Conversion Agent shall not be under any responsibility to determine the correctness of any such determinations and/or calculations, and may conclusively rely on the correctness thereof.

SECTION 14.15. Simultaneous Adjustments. If more than one event requiring adjustment pursuant to Section 14.5 shall occur before completing the determination of the Conversion Rate for the first event requiring such adjustment, then the Board of Directors (whose determination shall, if made in good faith, be conclusive) shall make such adjustments to the Conversion Rate (and the calculation thereof) after giving effect to all such events as shall preserve for Holders the Conversion Rate protection provided in Section 14.5.

SECTION 14.16. Conversion Agent. The Issuer shall maintain an office or agency where Securities may be presented for conversion (the “Conversion Agent”). If the Issuer fails to maintain a Conversion Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 6.6. The Issuer or any of its Subsidiaries or an Affiliate of the Issuer or any of its Subsidiaries may act as Conversion Agent. The Issuer initially appoints the Trustee as Conversion Agent in connection with the Securities.”

SECTION 12. NO UNDERTAKINGS OR REPRESENTATIONS.

Wells Fargo makes no undertakings or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of the validity or sufficiency of this Sixth Supplemental Indenture as an obligation of the Issuer or the proper authorization or the due execution hereof by the Issuer or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer.

SECTION 13. CONFIRMATION OF INDENTURE.

Except as expressly supplemented hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture is in all respects hereby ratified and confirmed. This Sixth Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 14. GOVERNING LAW.

This Sixth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 15. COUNTERPARTS.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 16. HEADINGS.

The headings contained herein are inserted for convenience only and shall not be used to construe or otherwise interpret the provisions hereof.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed, and the Issuer has caused its corporate seal to be hereunto affixed and attested, all as of the date first above written.

GANNETT CO., INC.

By:	/s/ Michael A. Hart
	Name:	Michael A. Hart
	Title:	Vice President and Treasurer

[CORPORATE SEAL]

Attest:

By:	/s/ Todd A. Mayman
	Name:	Todd A. Mayman
	Title:	Vice President, Associate General Counsel, Secretary and Chief Governance Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Curtis H. Clicquennoi
	Name:	Curtis H. Clicquennoi
	Title:	Vice President

Schedule A

Share Price

	Stock Price
Effective Date of Change in Control	$54.20	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00	$140.00	$150.00

June 29, 2007	7.5972	5.8137	3.4327	1.7758	0.8507	0.4442	0.3001	0.2495	0.2251	0.2081	0.1941
October 15, 2007	7.5972	5.8137	3.4327	1.7063	0.7100	0.3026	0.1862	0.1550	0.1410	0.1308	0.1220
January 15, 2008	7.5972	5.8137	3.4327	1.6596	0.5776	0.1727	0.0912	0.0772	0.0709	0.0658	0.0614
April 15, 2008	7.5972	5.8137	3.4327	1.6470	0.4240	0.0301	0.0004	0.0000	0.0000	0.0000	0.0000
July 15, 2008	7.5972	5.8137	3.4327	1.6470	0.2581	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000